EXHIBIT 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

Contact Information:
Jeff Dodge	Tim Klein
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	tim.klein@equifax.com

Equifax Announces Director Changes

ATLANTA, September 17, 2008 — Equifax Inc. (NYSE: EFX) announced today several changes in its Board of Directors.  John A. McKinley has been elected to the Board effective October 1, 2008, and will also serve on the Board’s Finance Committee. Lee A. Kennedy has submitted his resignation from the Board effective today, to pursue other business interests.   Mr. Kennedy has been a director since 2004 and also served on the Board’s Finance Committee, which he chaired, and the Governance Committee.   As previously announced on May 15, 2008, Larry L. Prince and Jacquelyn M. Ward will retire from the Board effective September 19, 2008, pursuant to the Board’s mandatory retirement policy.

Following these changes, the company’s Board will consist of ten directors, including eight independent directors.  L. Phillip Humann will assume the role of Presiding Director and will also chair the Board’s Executive Committee and Compensation, Human Resources & Management Succession Committee.  Robert D. Daleo will chair the Finance Committee, Siri S. Marshall will chair the Governance Committee and Richard F. Smith will join the Finance Committee. Mark B. Templeton will move from the Finance Committee to the Compensation, Human Resources & Management Succession Committee.

Commenting on the director changes, Richard F. Smith, Equifax Chairman and Chief Executive Officer, said: “John McKinley is an outstanding addition to our Board.   He brings us extensive experience in global information systems and product design in both the consumer and financial services marketplaces, as a senior line executive as well as an investor, which will become increasingly important to the company as it develops new technology-based products and services.”

“Lee Kennedy has made many meaningful contributions to the Board and previously as President and Chief Operating Officer of Equifax,” said Richard F. Smith.  “His sound business judgment and deep experience in our industry have brought a valuable perspective to our Board.  I would also like to thank Larry Prince and Jackie Ward once again for their long-standing commitment and dedication to the Equifax.  I speak for all of the board members in expressing our deepest appreciation for the service to the company of these esteemed directors and in wishing them all the best in their future endeavors.”

John A. McKinley is co-founder of LaunchBox Digital, a venture capital firm in Washington, D.C.  He was President, AOL Technologies and Chief Technology Officer from 2003 to 2005 and President, AOL Digital Services from 2004 to 2006.  Prior thereto, he served as Executive President, Head of Global Technology and Services and Chief Technology Officer for Merrill Lynch & Co., Inc., from 1998 to 2003; Chief Information and Technology Officer for General Electric Corporation from 1995 to 1998; and Partner, Financial Services Technology Practice, for Ernst & Young International from 1982 to 1995.  He is a graduate of the Wharton School.

Lee Kennedy has been a director of Equifax since 2004.  He has been President and Chief Executive Officer of Fidelity National Information Services, Inc. since February 2006.  Prior thereto, he served as Chairman and Chief Executive Officer of Certegy, Inc. from February 2002 until February 2006, when that company merged with Fidelity National Information Services, Inc.  Mr. Kennedy was president and Chief Executive Officer of Certegy from July 2001 to February 2002.  Prior to the spin-off of Certegy from Equifax in July 2001, he was President and Chief Operating Officer and a director of Equifax from June 1999 until June 2001.

About Equifax Inc. (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, employment and income verification and human resources business process outsourcing services, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability.  Businesses — large and small — rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, HR/payroll services, and much more.  We empower individual consumers to manage their personal credit information, protect their identity and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately 7,000 people in 15 countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

www.equifax.com

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